FOR IMMEDIATE RELEASE
FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Contact: Mark Deasy - (724) 741-8570

MSA Elects Ken Krause to CFO

PITTSBURGH, December 11, 2015 - The Board of Directors of MSA (NYSE: MSA) has elected Kenneth D. Krause, 40, to the position of Vice President, Chief Financial Officer and Treasurer. In this new role, Mr. Krause, a 10-year veteran of MSA, succeeds interim CFO Kerry Bove, who will resume his normal responsibilities as Senior Vice President and Chief Strategy Officer. Mr. Bove was appointed to the interim CFO role in August following the departure of Stacy McMahan, who resigned from the company to accept a CFO position at a medical device and life-sciences company.

Mr. Krause began his career with MSA in 2006 as Director of Internal Audit. In 2009 he was promoted to Director of Decision Support, a controllership function responsible for accounting, financial reporting and planning, forecasting, and analysis across all of MSA’s global regions. From 2013 to August of this year, Mr. Krause served as Executive Director of Global Finance and Assistant Treasurer, responsible for financial planning and analysis, tax compliance and planning, treasury management, investor relations, and portfolio management of MSA’s defined benefit pension plan. In August he was elected an officer of the company and promoted to the position of Vice President, Strategic Finance and Treasurer.

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“Ken has done an excellent job in guiding virtually every aspect of MSA’s financial management and planning processes over the past several years, and particularly so during this transitional period,” said William M. Lambert, MSA Chairman and CEO. “In particular, Ken has played an integral role in executing the financial aspects of MSA’s corporate strategy. This includes modernizing our capital structure and renegotiating a number of our credit facilities to provide access to almost $600 million of capital at historically low rates, developing a more effective forecasting process that allows us to respond faster to changing business conditions, and driving finance initiatives to support MSA’s inorganic growth priorities, including our recent acquisition of UK-based Latchways,” Mr. Lambert said.

Most recently, Mr. Krause, working with MSA’s executive leadership team, led efforts to create a global cost reduction roadmap that is expected to deliver $10 million in cost savings in 2016. “In addition to these contributions, it should be noted that Ken also has done a great job in strengthening and expanding the scope of our investor relations program,” Mr. Lambert said. “Through that process, I know he has earned a great deal of trust and respect among those in the investment community who follow MSA.”

“Ken’s election to CFO represents the confidence the Board of Directors, our officers and I have in his ability to lead and protect the financial health of MSA,” Mr. Lambert said. “On this occasion I also would like to express my appreciation for the fine contributions Kerry Bove made as our interim CFO during this transitional period.”

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A native of Saxonburg, Pa., Mr. Krause earned a bachelor’s degree in accounting from Slippery Rock University, and also has an MBA from the University of Pittsburgh. He is a Certified Public Accountant and spent more than seven years in Public Accounting, including serving as Senior Manager of Assurance Advisory Services for KPMG, LLP of Pittsburgh, Pa.

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining, and the military. The company’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets, and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 4,400 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia, and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information, visit MSA’s website at www.msasafety.com.